                                                                   EXHIBIT 10.17

     March 8, 2000


     Prabhat Mishra

     Dear Prabhat:

     Alteon WebSystems, Inc, (the "Company") is pleased to offer you a regular, full-time position as Vice President of Engineering, reporting to me. The terms of this offer are set forth below (the "Agreement").

     Your base salary will be $195,000.00 per year. per year, which will be paid out in bi-weekly increments equal to $7,500.00, As an exempt employee, you will be paid on a salary, not hourly basis. Therefore, you will be "exempt" from overtime pay. A $650,000.00 hire-on bonus, less applicable payroll deductions and withholdings, will be paid to you on your first payday following employment. Should you terminate your employment with Alteon prior to twelve (12) months, the bonus will be prorated based on the number of months you were employed by Alteon, and you will be expected to return any unvested portion within seven (7) days of leaving Alteon.

     In addition, you will be granted 160,000 options of common stock. You will also be granted 40,000 restricted shares. If, during your term of employment the Company is acquired you will immediately vest 25% of your then remaining unvested shares. If, however for any reason the acquiring company for any reason terminates your employment or materially reduces your job responsibilities you will vest an additional 25% of your remaining stock.

     Commencing on your date of hire, you will be eligible to participate in portions Alteon WebSystems' benefits plan, which includes 20 days of paid time off (PTO), company paid holidays life and disability (LTD) benefits plans governed by the terms, conditions, and limitations contained in the applicable plan documents.

     Your employment relationship with the Company is "at will" and you have the right to terminate that employment relationship at any time. Also, although we hope you will remain with us and be successful here, the Company must, and does retain the right to terminate the employment relationship at any time.

     Upon your employment, you will be asked to sign the standard Employee Proprietary Information and Inventions Agreement, agreeing to hold in confidence any proprietary information received as an employee of the Company, and to assign to the Company any ideas or suggestions that you make while employed by the Company. We wish to impress upon you that we do not wish you to bring any confidential or proprietary material of any former employers or to violate any other obligations to your former employers. We also ask that you return all copies of this letter (and any other confidential information we have shared with you) should you decide not to accept.

     This Agreement, including attachments, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment.

     This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements. It may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company. If any provision of this agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

     This offer of employment is contingent upon the completion of the reference checking process. This offer will expire on March 11, 2000. To indicate your acceptance of our offer under the terms described above, please sign both originals, complete with your actual first day of employment and return one copy of this letter in the enclosed self-addressed envelope.
     The other original copy is for your records.

     Prabhat, we feel that you will make a very strong contribution towards furthering our goals as a company, and hope you will accept our offer of employment. All of us at Alteon WebSystems are delighted at the prospect of having you as part of our team.

     If you have any questions, please feel free to give us a call.

     Sincerely,



     Dominic Orr
     President, and CEO

     I am pleased to accept the terms and conditions stated above:

     /s/ Prabhat Mishra                                 3/10/00
     ------------------------------                    -----------------------
     Prabhat Mishra                                    Date


     My first day of employment at Alteon WebSystems will be 3/27/00.
                                                             -------